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      EXHIBIT 23.2      CONSENT OF KPMG PEAT MARWICK  LLP




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                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------






We consent to the incorporation by reference in this Registration Statement on Form S-8 of Northeast Pennsylvania Financial Corp. of our report dated November 13, 1997, except as to note 15, which is as of November 18, 1997, relating to the consolidated balance sheet of First Federal Savings and Loan Association of Hazleton and subsidiaries as of September 30, 1997, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended, which report is incorporated by reference to the 424(b) Prospectus filed by Northeast Pennsylvania Financial Corp. with the Securities and Exchange Commission.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
October 21, 1998